                                                                   EXHIBIT 10.62


                               FIFTH AMENDMENT TO
                            MASTER SERVICES AGREEMENT

         This Fifth Amendment to Master Services Agreement ("Fifth Amendment") is effective as of the first day of January, 2003 ("Fifth Amendment Effective Date"). This Fifth Amendment amends and supplements that certain Master Services Agreement effective as of the 18th day of September 1997 ("Agreement") by and between BEVERLY ENTERPRISES, INC. ("Customer") and ALLTEL INFORMATION SERVICES, INC. ("ALLTEL").

                                   WITNESSETH:

         WHEREAS, Client and ALLTEL desire to extend the Term of the Agreement; and

         WHEREAS, Client and ALLTEL desire to make certain other changes to the Agreement,

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

         1. Section 1.1(e) shall be deleted in its entirety and replaced with the following:
                  "Expiration Date" shall mean the earliest of (i) the later to occur of December 31, 2007 or the date to which this Agreement is extended in accordance with Section 4, or (ii) the date this Agreement is terminated in accordance with Section 20.

         2. Section 20.7 of the Agreement (Termination for Convenience) is deleted in its entirety and replaced with the following:

                           "20.7 Termination for Convenience. Client may terminate this Agreement for convenience and without cause, such termination becoming effective as of any date after the 48th month after the Fifth Amendment Effective Date provided Client is not in default of any of its obligations under this Agreement by doing each of the following:

                                    (i) giving ALLTEL at least six (6) months prior written notice designating the termination date (the "Early Termination Date") and (ii) paying ALLTEL, upon the date of delivery of notice of termination (the "Early Termination Notice Date") an amount equal to the "Early Termination Fee" (as described below) and (iii) paying an additional amount equal to the reasonable costs actually incurred by ALLTEL in terminating this Agreement, including without limitation, relocation, expenses consistent with ALLTEL's then-existing policies, travel and severance expenses, incentive payments (stay bonuses) to provide for continued services of ALLTEL through the Early Termination Date; an amount equal to any remaining book value of any equipment and unamortized software used to provide the Services; expenses incurred in canceling leases, licenses subcontractor or similar agreements ("Shutdown Expenses") ALLTEL shall use reasonable efforts to minimize Shutdown Expenses.

                                    The Early Termination Fee shall be
                                    determined according to the following
                                    formula:

                                    (AMFx3x.40) for the first three (3) month period between the Early Termination Date and the Expiration Date*, plus

                                    (AMFx3x.35) for the second three (3) month period between the Early Termination Date and the Expiration Date*, plus

                                    (AMFx3x.30) for the third three (3) month period between the Early Termination Date and the Expiration Date*, plus

                                    (AMFx3x.20) for the fourth three (3) month period between the Early Termination Date and the Expiration Date*, plus


                                    AMF shall mean the average of Monthly Fees for the six months prior to the Early Termination Notice Date.

                                    * As prorated if fewer than three (3) months remain until the Expiration Date."

         3. Exhibit E shall be deleted in its entirety and replaced with the attached Exhibit E.

         4. All capitalized terms in this Fifth Amendment shall have the same meaning as set forth in the Agreement, unless defined herein.

         5. All terms and conditions of the Agreement not amended by this Fifth Amendment remain in full force and effect. In the event of a conflict or inconsistency between the terms of the Agreement and the terms of this Fifth Amendment, the latter shall supercede and govern.

         6. Except as herein expressly amended, the Agreement is ratified, confirmed and remains unchanged in all respects and shall remain in full force and effect in accordance with its respective terms.

         7. This Fifth Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same document.

         8. This Fifth Amendment shall be governed by and shall be construed in accordance with the laws of the State of Arkansas.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the Fifth Amendment Effective Date by their duly authorized representatives.

ALLTEL INFORMATION SERVICES, INC.           BEVERLY ENTERPRISES, INC.

By:    /s/ HAROLD FACKLER                   By:     /s/ JEFFREY P. FREIMARK
   -------------------------------             ---------------------------------
Name:  Harold Fackler                       Name:   Jeffrey P. Freimark
     -----------------------------               -------------------------------
Title: Sr. V.P.                             Title:  EVP-CFO
      ----------------------------                ------------------------------
Date:  1/1/03                               Date:   1/30/03
     -----------------------------               -------------------------------

                                    EXHIBIT E
                                      FEES

1.       Monthly Fees.

         (a) Prior to Fifth Amendment Effective Date. The Monthly Fees for the Services provided under the Agreement prior to the Fifth Amendment Effective Date shall be those set forth in Exhibit E prior to the Fifth Amendment Effective Date.

         (b) As Of the Fifth Amendment Effective Date. In addition to other amounts set forth herein, Client agrees to pay to ALLTEL for sixty (60) months commencing with the Fifth Amendment Effective Date the Monthly Fees set forth in the Fee Schedule for the Services to be provided by ALLTEL to Client pursuant to this Agreement

2. CPI-U Adjustment. During the Term of the Agreement (and any renewal thereof), the fees and charges reflected in this Agreement will be adjusted in direct proportion to changes in the Consumer Price Index for All Urban Consumers - Other Goads and Services (the "CPI-U") as published by the U.S. Department of Labor, Bureau of Labor Statistics. Effective the thirteenth (13th) month from the Fifth Amendment Effective Date, such fees shall be adjusted by the percentage change in the CPI-U over the one-year period ending with the thirteenth (13th) month. Annually thereafter, such fees and charges shall be further adjusted by the percentage change in the CPI-U for the corresponding one year period throughout the term of the Agreement. In no case shall the CPI-U adjustment be less than 3% nor more than 6.5%.

3. Pass-Through Expenses. Client shall pay, in addition to the Monthly Fees, Pass-Through Expenses.



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                                RESOURCE CAPACITY


1.       DEFINITIONS.

         1.1.     Resource Fees.

                  Client shall pay fees according to their defined resource levels as defined herein. Any increase in Client defined resources shall result in an increase in fees paid.

         1.2.     Client Specific Fees.

                  In each case where the Client specific business requirements dictate the use of resources that are not shared with other ALLTEL Client's, such dedicated resources shall be referred to as "client specific." In this Agreement the client specific resources are; network circuits, network equipment, and Client's nonstandard third party software.

2.       RESOURCE CAPACITY.

         2.1.     DASD Capacity.

                  The amount of DASD in use as of the effective date of this Agreement will be the initial resource level.

         2.2.     Network Capacity.

                  The level of network capacity is determined during the annual planning cycle with review of trend reports on usage over the past twelve (12) months and planned changes in their business or workload by the Client, and with agreement of the ALLTEL Account Relationship Executive. The level of network capacity is derived from the following two main components: (1) Number of FEP ports needed for connectivity between ALLTEL and the Client and, (2) Number of LAN ports needed for connectivity between the ALLTEL and Client's LAN. The inventory of FEP and LAN ports will be reported to Client on a monthly basis. Client may request an adjustment to the level of network capacity as described in Section 3, "Capacity Adjustments".

3.       CAPACITY ADJUSTMENTS.

                  The following information pertains to resource increases or decreases that are planned as part of the normal business planning cycle for Client.

         3.1.     Planning Cycle

                  The Mutual Planning Committee will provide at minimum on an annual basis information on Client's business plans and its impact on ALLTEL resource requirements.



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         3.2.     Resource Increases

                  Planned increases to any unit of resource will be allowed four
                  (4) times a year with notice in writing to the ALLTEL Account Relationship Executive. All resource increases requested are subject to a minimum timeframe to execute as described in the ALLTEL's Service Delivery Schedule and/or Capacity Adjustments Schedule set forth in Section 3.4 of Exhibit E-2. If resources are available and do not require ALLTEL to upgrade or replace any equipment, then the request by Client will be handled within a minimum of thirty (30) days from time of the request.

         3.3.     Resource Decreases

                  Decreases will be allowed four (4) times a year with notice in writing to the ALLTEL Account Relationship Executive. ALLTEL will make reasonable effort to re-deploy the resources earlier than the minimum timeframe defined in the table in Section 3.4, and if ALLTEL is able to, will do so.

         3.4.     Unit Quantities and Timeframes

                                Minimum Quantity
                                 of Increase or           Minimum Increase         Minimum Decrease
         Resource                   Decrease                 Timeframe                 Timeframe
         --------               ----------------          ----------------         ----------------
       DASD Volume                  1 Volume                  60 Days                   90 Days

4.       UNPLANNED RESOURCE INCREASES.

         4.1.     Occurrence Cycle

                  The Fees set forth in this Exhibit E include certain Network and Systems personnel as defined in Exhibit F as "Base Staff". These are specifically dedicated to or functioning on behalf of Client. The Base Staff will perform the Systems Support and Network Support Services as outlined in Exhibit F as Base Staff (Network Systems) and Base Staff (Systems Support). Should the volume of Client Systems & Network Services requests exceed that which can reasonably be performed by the Base Staff Client shall increase the level of Base Staff in accordance with the provisions of Section 3 (Increases in Base Staff) of the Base Staff provisions of Exhibit F. The ALLTEL Account Relationship Executive will notify Client of requests that are outside the scope of the Monthly Fee and that will result in additional, incremental charges to Client. ALLTEL shall utilize commercially reasonable efforts to manage the dedicated resources in such a manner as to minimize such incremental additional fees. Client acknowledges that it can also help minimize such additional charges through advanced scheduling and notification to ALLTEL of such work requests and through



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                  effective use of the Mutual Planning Committee process
                  described in section 10.5 of the Agreement.

5.       CLIENT'S CURRENT NETWORK (Effective 05/01/01)

                (1) DS1 Circuit for VSAT connection from Hughes'
                   facility in Minneapolis, Minnesota to LRTC

                 (1) DS1 Circuit for Beverly Corp. headquarters
                                location to LRTC

                  (1) SDLC FEP Port on shared 3745 for BCBS of
                                   California

                      Raised floor space for Beverly owned
                                   equipment.

               (4) Dial-out FEP Port on shared 3745 for subsidiary
              36 / non VSAT traffic and (1) dial-in for production
                                     support

6.       DEFINITION OF BACKBONE.

         The circuit(s) between the Technology Center's telephone carrier and the remote Client, called the "backbone" circuit(s), while considered Client specific in terms of charges, is engineered and provisioned by the Technology Center to provide maximum availability on behalf of Client. The portion of the circuit between the Technology Center and the local telephone company in Little Rock rides on dedicated fiber circuits that are survivable, meaning that if any failure occurs in the ring in one direction, the data are routed automatically in the reverse direction with no loss of data.

7.       SERVICES FOR BASE NETWORK

         Services for Base Network shall Include the ALLTEL Technology Center host attachments, the communications equipment, cables and multiplexing required to bring a communication line to the ALLTEL Technology Center from the telephone carrier as well as the circuits between the ALLTEL Technology Center and the local telephone company in Little Rock. Also included are the remote cabling and communications equipment required to terminate the port. Maintenance contracts cover the components and those costs are included in the network fee. Disaster recovery fees shall be in addition to the network fees.

8.       ANALOG NETWORK SERVICES

         Analog network equipment located at ALLTEL used for file transmissions and other production-related activities (detailed in Exhibit D) will be owned (ownership transferred at no cost to ALLTEL at Client's request under the Agreement), monitored, operated and managed by ALLTEL However, this equipment is expected to be displaced during the term of the Agreement, and, by Client's request, is not currently or will be placed under



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         any manufacturers maintenance contract during the Agreement. Thus, any necessary repairs, replacement or problem resolution will be initiated by ALLTEL and all associated costs (i.e. Labor and Materials) of such repair/replacement will be billed to Client as Pass-Through Expense. ALLTEL will make every reasonable effort to minimize such expense and will notify Client in advance of any such expenditures to the extent practical.



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                                  SERVICE FEES

1.       ALLTEL HOURLY/MONTHLY/YEARLY RATES.

         1.1 Hourly Rates. The following hourly rates are in effect as of the Fifth Amendment Effective Date. The ALLTEL hourly rates may be changed by ALLTEL upon written notice to Client not more often than once during each twelve (12) month period following the Start Date. In the event that Client desires ALLTEL to provide additional services, such additional services shall be charged to Client at the corresponding rates set forth in the table below. ALLTEL shall charge Client overtime rates only in those instance where such overtime services are approved by Client in advance. In addition, Client agrees to reimburse ALLTEL for the actual expense of reasonable travel and lodging expense, if any, related to hourly rate based services requested by Client. ALLTEL will inform Client, in advance, if overtime or travel and lodging expense is anticipated to be incurred.

                                                                                      Minimum Billable
                                 Resource                         Hourly Rate         Hours Per Person
                                 --------                         -----------         ----------------
                System Programmer                                 $    150.00              4 Hours
                Network Programmer                                $    150.00              4 Hours
                Network Engineer                                  $    150.00              4 Hours
                Database Administrator (DBA)                      $    150.00              4 Hours
                Operations Analyst                                $     90.00              4 Hours
                Project Management                                $    150.00              4 Hours

         1.2 Monthly/Annual Rates. In the event that Client desires monthly or annual rates for the Resources as set forth in the table above, the rates agree to negotiate in good faith to reach a mutually agreeable monthly/annual rate.

         1.3 Travel and Expenses. Client will pay all reasonable travel and subsistence costs incurred by ALLTEL employees in performance of any such additional services in accordance with Client's reasonable travel policy but in no event shall such policy differ materially from normally accepted industry standards.

         1.4 Qualifications of Personnel. The ALLTEL personnel provided pursuant to the monthly or hourly rates under this section will be individuals with at least such experience, qualifications and technical skills suitable to, and generally required in connection with, the duties attendant to their respective positions.



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                                  FEE SCHEDULE

Monthly Fees

The following Monthly Fees shall be applicable effective as of the Fifth Amendment Effective Date for the time periods set forth in the following table and will be invoiced to Client in accordance with Section 3.2 of the Agreement:

                                               CALENDAR YR 1    CALENDAR YR 2    CALENDAR YR 3    CALENDAR YR 4    CALENDAR YR 5
                                                1/03 - 12/03     1/04 -12/04      1/05 - 12/05     1/06 -12/06      1/07 -12/07
                                               -------------    -------------    -------------    -------------    -------------
MONTHLY RATES:
CPU Seconds (per second)                       $       0.092    $       0.087    $       0.083    $       0.079    $       0.075
DASD (per Gigabyte)                            $      25.000    $      23.750    $      22.563    $      21.434    $      20.363
Tape Gigabytes                                 $       2.800    $       2.800    $       2.800    $       2.800    $       2.800
Read/Written
Tape Mounts-Round (per mount)                  $      83.330    $      83.330    $      83.330    $      83.330    $      83.330
7X24 LEVERAGED
Production Support
10,000 - 14,000 production jobs per
month                                          $      33,571    $      33,571    $      33,571    $      33,571    $      33,571
14,001 + production jobs rate per job          $        1.30    $        1.30    $        1.30    $        1.30    $        1.30
7,000 - 9,999 production jobs credit per job   $       (2.00)   $       (2.00)   $       (2.00)   $       (2.00)   $       (2.00)
4,000 - 6,999 production jobs credit per job   $       (1.00)   $       (1.00)   $       (1.00)   $       (1.00)   $       (1.00)
Application Change Control
0-145 application Panapt moves                 $    2,700.00    $    2,700.00    $    2,700.00    $    2,700.00    $    2,700.00
146 + Panapt moves rate per move               $       28.50    $       28.50    $       28.50    $       28.50    $       28.50
On-site Staff                                  $      38,248    $      38,248    $      38,248    $      38,248    $      38,248
Mailout Support                                $         900    $         900    $         900    $         900    $         900
Network                                        $       9,313    $       9,313    $       9,313    $       9,313    $       9,313
Business Continuity Services                   $       7,369    $       7,369    $       7,369    $       7,369    $       7,369


ALLTEL will calculate CPU seconds in the following manner:

         (1) ALLTEL will extract the total number of CPU-seconds by "user" workloads for each calendar month as captured by Tivoli Decision Support for OS/390 from the Beverly OS/390 RMF records. As of the Fifth Amendment Effective Date, the following OS/390 workload manager workloads are considered to be SYSTEM workloads: SYSTEM, SYSSTC, SYSOTHER, and STCHIGH. All other workloads are considered to be "user" workloads.

         (2) ALLTEL will Normalize the CPU-seconds using an IBM 9672-R56 engine speed of 109 mips as the standard. As of the Fifth Amendment Effective Date, Client is



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                  running on an IBM 9672-R65 with an engine speed of 50.8 mips and the normalization factor is 0.466. A change in the normalization factor due to a change of engine speed will be effective as of the change date.

ALLTEL will calculate production jobs in the following manner:

         (1) ALLTEL will extract the total number of Production Job records for the calendar month, as captured by Tivoli Decision Support for OS/390, from the Beverly OS/390 SMF records by selecting all records that contain in column 26 of the Job Card a "P" for production or if RACFUSER is (SYMBOL) CBEVP000, ZEKE, SARVTAM, PANAPT, RMOSTC, and MAILBOX.

ALLTEL shall be responsible for providing the following:

         o Provide Level II and Level III support for Troubleshooting back-bone circuit problems from the ALLTEL Technology Center to the Client's Ft. Smith corporate headquarters and Hughes Facility in Minneapolis, Minnesota.

         o Responsibility for management and monitoring of the backbone network from ALLTEL Technology Center to Client's Ft. Smith corporate headquarters and Hughes Facility in Minneapolis, Minnesota.

         o Maintain documentation of network connectivity between ALLTEL Technology Center and Client's Ft. Smith corporate headquarters.

         o Responsibility for engineering and re-engineering of ALLTEL Technology Center networks.

         o        Own vendor management for all networks at the ALLTEL
                  Technology Center.

Client shall be responsible for the following:

         o Responsibility for all associated cost for all non-standard software maintenance and cost i.e. SYNCSORT, SAS, etc. (See Exhibit C-2).

         o Responsibility for all cost for printers, including consumables and maintenance, attached to the host system and located at Client's facilities



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                             CREDITS AND INCENTIVES

Within ninety (90) days after the Fifth Amendment Effective Date, ALLTEL and Client shall negotiate in good faith to reach mutually agreeable performance incentives and credits related to batch processing windows. Client agrees to provide the necessary assistance to ALLTEL during such ninety (90) day period to determine reasonable performance standards and the associated incentives and credits.

Services Levels - The following categories will be used to determine the priority of each service level outage that is to be measured monthly:

         o Priority 1. Total major service outage to online user(s) or component(s) failure.

         o Priority 2. Limited user(s) or component(s) failed or degraded.

         o Priority 3. Minor impact to non-critical user(s) or component fails or degraded.

The purpose of the categorization is to keep Client and ALLTEL focused on the most critical service components. In the event of a failure to meet the service level as defined in Exhibit A-2, and if ALLTEL fails to correct the service level problem as defined in Exhibit A-2, then Client can request payment of the credit as outlined below.

         o In the event of failures in Priority 1 or 2 which ALLTEL fails to correct within ____, Client may assess to ALLTEL a credit of __% of that Month's Fees, in no event may any such credit exceed __% of that estimated annual fees payable to ALLTEL. In the event that ALLTEL exceeds expectations in these categories for a period of ____, ALLTEL shall accumulate credit(s) at __% of that Month's Fees in the aggregate not to exceed __% of __ Fees paid by Client to ALLTEL for the _ time period.

         o In the event of failures in Priority 3 not corrected by ALLTEL within ____, ALLTEL will be assessed a credits of ___% of that Month's Fees, in no event may any such credits exceed ____% of that estimated annual fees payable to ALLTEL. In the event that ALLTEL exceeds expectations in these categories, ALLTEL shall accumulate credit(s) at ___% of that Month's Fees in the aggregate not to exceed __% of Fees paid by Client to ALLTEL for the __ time period.

At the end of each year measured from each anniversary of the Fifth Amendment Effective Date, the dollar difference between credits and incentives for the specific months of that one (1) year period will be calculated. If credits are greater than incentives, the difference will be credited to the next monthly invoice to the Client. If incentives are equal to or greater than credits for a given one year period only the amount



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equal to the total credits for that period will be used by ALLTEL to offset credits for that period. The credits set forth in the Exhibit E are Client's sole and exclusive remedy for ALLTEL's failure to meet the Service levels defined in the Agreement including Exhibit A. All credits are subject to the limitations set forth in Exhibit A.2.

Performance Metrics - Service Levels - (as determined in Exhibit A)

         o        CICS Availability

         o        Priority 1


         o        Network Availability

         o        Priority 1


         o        Machine Availability

         o        Priority 1


         o        TSO Availability

         o        Priority 2


         o        Batch Availability

         o        (see Exhibit E)


         o        CICS Response Time

         o        Priority 1


         o        TSO Response Time

         o        Priority 2



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